Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of December 22, 2017, by and between Big Rock Partners Sponsor, LLC, a Delaware limited liability company, and Richard Ackerman (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Common Stock, $0.001 par value per share, of Big Rock Partners Acquisition Corp. Each Party hereto agrees that the Schedule 13D, dated December 22, 2017, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate

BIG ROCK PARTNERS SPONSOR LLC
Dated: December 22, 2017	By:	/s/ Richard Ackerman
Richard Ackerman, Managing Member

Dated: December 22, 2017	By:	/s/ Richard Ackerman
Richard Ackerman